EXHIBIT 10.10

NON-REVOLVING LINE OF CREDIT NOTE

U.S. $22,000,000December 27, 2016

FOR VALUE RECEIVED, CARINTHIA SKI LODGE LLC, a Vermont limited liability company with a principal place of business at 89 Grand Summit Way, West Dover, Vermont 05356 (the “Borrower”), hereby promises to pay to Carinthia Group 1, L.P., a Vermont limited partnership with a principal place of business at 89 Grand Summit Way, West Dover, Vermont 05356 and Carinthia Group 2, L.P., a limited partnership organized under the laws of the State of Vermont (“Carinthia 2”) with a principal place of business at 89 Grand Summit Way, West Dover, Vermont 05356 (Carinthia 1 and Carinthia 2 each referred to individually as a “Lender” and collectively as “Lender”), in accordance with each Lender’s proportionate interest set forth on Schedule 1 attached hereto, or order, the principal sum of $22,000,000 or such lesser amount as shall have been advanced and remain outstanding under the terms of the Agreement defined below (the “Principal Sum”), together with accrued interest thereon, in the manner and upon the terms and conditions set forth below. The actual amount due and owing from time to time under this Non-Revolving Credit Note (“Note”) shall be evidenced by Lender's records of receipts and disbursements, which shall be prima facie evidence of such amount, absent manifest error.

1.

Incorporation of the Loan Agreement. Each Lender and the Borrower are parties to that certain Loan Agreement (the “Agreement”) dated as of December 27, 2016. The terms and conditions of the Agreement are hereby incorporated in this Note by reference and the Lender and the Borrower are entitled to all rights and benefits of the Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

2.	Payment of Principal and Interest.
(a) This Note shall automatically mature and be due and payable in full,

together with any interest accrued but unpaid thereon, on the fifth anniversary date of the first Advance (“First Advance Date”) under this Note (the “Maturity Date”) provided, however, the Borrower may upon written consent of the Lender, such consent not to be unreasonably withheld, extend the Maturity Date for a period of up to an additional two (2) years (the “Extension Option”). If the Borrower exercises the Extension Option, then the term “Maturity Date” shall include the Extension Option. It is the Borrower's intention to repay the Principal Sum, together with any interest accrued but unpaid thereto, on the Maturity Date with the proceeds of long-term financing or from other available sources.

(b) Interest shall accrue on the unpaid Principal Sum on a simple interest basis at a fixed rate of 1.0% per annum commencing on the First Advance Date until the Maturity Date. In the event Borrower exercises the Extension Option, interest shall accrue on the unpaid Principal Sum on a simple interest basis as follows: (i) at a fixed rate of 7.0% per annum commencing on the fifth (5th) anniversary of the First Advance Date; and (ii) a fixed rate of 10.0% per annum commencing on the sixth (6th) anniversary of the First Advance Date until the Maturity Date. Such interest will not be compounded or capitalized. Interest payments shall be paid to the Lender in arrears by the Borrower by way of annual payments on December 1 of each year during which any portion of the Principal Sum is outstanding. Interest shall be computed on the basis of the actual number of days elapsed and a year of 365 days commencing on the First Advance Date.
(c) All sums payable hereunder shall be payable in lawful money of the United States and shall be applied first to accrued and unpaid interest and then in payment of the Principal Sum.

(d) Without in anyway limiting Lender's rights and remedies hereunder and under the Note, after the occurrence of an Event of Default, and until such time such Event of Default shall have been cured or waived, Advances and other obligations hereunder shall bear interest at the rate of 5% per annum (the “Default Interest Rate”) or such lesser rate permitted by applicable law, if the Default Interest Rate would violate applicable law. This clause (d) shall not be given effect to the extent that the application of the Default Interest Rate would in any way alter or amend the calculations of the Business Plan included in the Private Placement Memorandum.

3.

Place of Payment. The Principal Sum together with and all accrued and unpaid interest thereon shall be payable at the Lender's principal executive offices at 89 Grand Summit Way, PO Box 2805, West Dover, VT 05356, or at such other place as the Lender, from time to time, may designate in writing.

4.

Prepayment. The Borrower shall be prohibited from prepaying the Principal Sum, in whole or in part, if such prepayment would jeopardize any of the Lender’s limited partners’ capacity to be admitted to the United States of America as unconditional lawful permanent residents with their spouses and unmarried, minor children pursuant to 8 U.S.C.§ 1153 (b)(5)(A) - (D), INA § 203 (b)(5)(A) - (D); the Departments of Commerce, Justice and State, the Judiciary, and Related Agencies Appropriations Act of 1993, Pub. L. No. 102-395, section 610, as amended; or 8 U.S.C. § 1186b, INA § 216A, as any of the foregoing may be amended. Subject to the foregoing, any portion of the Principal Sum that is prepaid shall be accompanied by any and all interest accrued but unpaid thereon.

5.	Presentment. The Borrower hereby waives diligence, demand, presentment for payment, protest and notice of protest, notice of acceleration, and all other notices or demands of any kind.
6.

Rights and Remedies. The rights and remedies granted or available to the Lender with respect to the obligations of the Borrower evidenced by this Note are set forth in the Agreement, and the Lender may exercise the respective rights, options, and remedies provided for in the Agreement, or otherwise available at law or in equity, all in accordance with their respective terms. All rights and remedies granted or available to the Lender by this Note and the Agreement shall be deemed concurrent and cumulative, and not exclusive of any rights or remedies available at law or in equity. Notwithstanding the foregoing, no such rights and remedies may be exercised if the exercise of such rights or remedies would jeopardize any of the Lender’s limited partners' capacity to be admitted to the United States of America as unconditional lawful permanent residents with their spouses and unmarried, minor children pursuant to 8 U.S.C.§ 1153 (b)(5)(A) - (D), INA § 203 (b)(5)(A)-(D); the Departments of Commerce, Justice and State, the Judiciary, and Related Agencies Appropriations Act of 1993, Pub. L. No. 102-395, section 610, as amended; or 8 U.S.C. § 1186b, INA § 216A, as any of the foregoing may be amended.

7.

Costs and Expenses. In addition to all other sums payable under this Note, the Borrower also agrees to pay to the Lender, on demand, all reasonable costs and expenses (including attorneys' fees and legal expenses) incurred by the Lender in the enforcement of the Borrower's obligations under this Note.
8.

Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be construed liberally in favor of the Lender in order to effectuate the purposes and intent of this Note.

9.

Governing Law. This instrument shall be governed by and construed in accordance with the laws of the State of Vermont, excluding its conflicts of laws rules. BORROWER HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF VERMONT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS SET FORTH ON THE SIGNATURE PAGE OF THE AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID.

10.

Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective heirs, executors or administrators and assigns. The Borrower may not assign any of its rights and obligations hereunder or any.interest herein without the prior written consent of the Lender. The Lender may not assign any of its rights and obligations hereunder and interests without the prior written consent of the Borrower and subject to Section 11 below.

11.

Transfers. The Borrower shall maintain at its offices a register (the “Register”) for the recordation of the names and addresses of the Lender and each holder of this Note. Without limitation of any other provision of Section 10 above or this Section 11, no transfer shall be effective until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and the Borrower may treat each person whose name is recorded in the Register as a holder of this Note notwithstanding any notice to the contrary. The foregoing provisions are intended to comply with the registration requirements in the U.S. Treasury Regulation Section 5f. 103-1 so that this Note is considered to be in “registered form” pursuant to such regulation.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

CARINTHIA SKI LODGE LLC, a Vermont limited liability company

By: /s/ Richard Deutsch

Name: Richard Deutsch

Title:  Manager

Address:

89 Grand Summit Way West Dover, Vermont 05356 Telephone: 802-464-6608

Facsimile:

SCHEDULE 1

Lender	Proportionate Interest
Carinthia Group 1, L.P.	94.15%
Carinthia Group 2, L.P.	5.85%